Exhibit (k)(v)

AMENDMENT

to

SS&C DIGITAL SOLUTIONS MASTER AGREEMENT

This amendment (the “Amendment”), effective as of October 6, 2023 (the “Amendment Effective Date”), is by and between the investment vehicles listed in Schedule C of the Agency Agreement (collectively, the “Funds”) and SS&C GIDS, Inc., (“SS&C”). The Funds and SS&C entered into that SS&C Digital Solutions Master Agreement dated as of September 25, 2023, as amended from time to time (the “Agreement”).

WHEREAS, Schedule C of the Agency Agreement has been amended to add Manulife Private Credit Plus Fund as a new fund to receive services under the Agency Agreement and appoint SS&C to provide such services (the “New Fund”),

WHEREAS, each of SS&C, the Funds and the New Fund desire to add New Fund as a party under the Agreement.

NOW, THEREFORE, the parties agree as follows:

1. The New Fund hereby agrees to (a) become a party to the Agreement and be bound by all terms and conditions of the Agreement as a “Fund” (as such term is defined in the Agreement), having such rights, entitlements and obligations as set forth in the Agreement or an Ancillary Agreement (if applicable), respectively. By its signature below, the New Trust confirms to SS&C, as of the date hereof, its representations and warranties set forth in the Agreement. The New Trust acknowledges receipt of a copy of the Agreement.

2. Each of SS&C and the Funds hereby agree to accept the New Fund as a party to the Agreement (or Ancillary Agreement, if applicable) and that the New Fund shall be a “Fund” or “Party” (as such terms are defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement. The New Fund shall receive the Services provided by SS&C under the Agreement in accordance with the Fees detailed on the Service Exhibit fee schedules set forth in the Agreement.

3. In the event of a conflict between the provisions of the Agreement and this Amendment, the terms of this Amendment shall prevail.

4. Subject to the specific modifications made herein, all terms and conditions of the Agreement shall remain in full force and effect.

(signatures on next page)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SS&C GIDS, INC.		MANULIFE PRIVATE CREDIT PLUS FUND

By:	/s/ Nick Wright	By:	/s/ Christopher Sechler
Name:	Nick Wright	Name:	Christopher Sechler
Title:	Authorized Signatory	Title:	Authorized Signatory
Date:	October 6, 2023	Date:	October 6, 2023